UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TAX FREE FUND FOR PUERTO RICO RESIDENTS, INC.

(Name of Registrant as Specified In Its Charter)

Ocean Capital LLC
William Heath Hawk

Ethan A. Danial

José R. Izquierdo II

Brent D. Rosenthal

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On or around March 3, 2023, Ocean Capital LLC (“Ocean Capital”) began broadcasting a television advertisement and radio advertisement relating to the UBS Puerto Rico bond funds, which direct shareholders to Ocean Capital’s website through a new URL – www.SalvaTuFondoUBS.com. Transcripts of each of the television and radio advertisements in English and Spanish are attached herewith as Exhibit 1 and Exhibit 2, respectively.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

To the Shareholders of Tax Free Fund for Puerto Rico Residents, Inc. (the “Fund”):

Ocean Capital and the other participants in its solicitation (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of BLUE proxy card to be used in connection with the solicitation of proxies from the shareholders of the Fund with respect to its upcoming 2022 annual meeting of shareholders. All shareholders of the Fund are advised to read the definitive proxy statement, any amendments or supplements thereto and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information relating to the Participants and their direct or indirect interests, by security holdings or otherwise. Shareholders can obtain the definitive proxy statement and accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement and other relevant documents filed by the Participants with the SEC at no charge on the SEC’s website at http://www.sec.gov.

Exhibit 1

For years, investors in UBS Puerto Rico bond funds have suffered significant losses to their investments. It’s time for change. Visit “SalvaTuFondoUBS.com” or ask your financial advisor to call the number on the screen to get more information.

Por años, los inversionistas de fondos de bonos de UBS Puerto Rico han sufrido pérdidas significativas en sus inversiones. Es tiempo de cambiar. Visite “SalvaTuFondoUBS.com” o solicite a su asesor financiero que llame al número en pantalla para obtener más información.

Exhibit 2

For years, investors in UBS Puerto Rico bond funds have suffered significant losses to their investments. It’s time for change. Visit “SalvaTuFondoUBS.com” or call (800) 662-5200 to get more information.

Por años, los inversionistas de fondos de bonos de UBS Puerto Rico han sufrido pérdidas significativas en sus inversiones. Es tiempo de cambiar. Visite “SalvaTuFondoUBS.com” o llame a (800) 662-5200 para obtener más información.